SALES AGENCY AGREEMENT

     Agreement dated September 21, 1999, by and between The Old
Fashioned Syrup Company, a United States corporation, wholly owned subsidiary of Meridian Holdings, Inc., having its principle office at 3350 N.W. Boca Raton, Blvd., Boca Raton, Florida USA (hereinafter called "TOFS") and NAFPRO CANADA INC., a corporation incorporated under the laws of Canada, with its principle office at 4962 Cherry street, Stouffville, Ontario, L4A 7X4 (hereinafter called "Distributor").

     WHEREAS, TOFSC is engaged in the business of selling and marketing certain brand name products and/or private label goods co-packed for other companies; and

     WHEREAS, Distributor is desirous of acting as the exclusive
Distributor for certain of such brand name products in Canada as listed in
Schedule 1 attached hereto (collectively "PRODUCTS") and any private label contract obtained;

     NOW, THEREFORE, consideration of the mutual premises hereinafter set forth, the parties agree:

     Section 1.     Selected Distributor.  TOFSC hereby appoints
Distributor and Distributor hereby agrees to act, as TOFSC's exclusive Distributor to sell and market the Products in the territory, hereinafter defined, pursuant to the terms and conditions of this Agreement.
Distributor shall be the sole authorized Distributor for the Products in the Territory and TOFSC shall not appoint other distributors in the Territory or otherwise sell the Products in the Territory, except through Distributor.

     Section 2. Territory. The term "Territory" as used herein, shall mean all areas and customers as outlined in Schedule 2 attached hereto (collectively the "TERRITORY");

    Section 3.     Products, Assembling, Marketing and Reports

          (A) TOFSC reserves the right to discontinue the manufacture of, or to make such changes in the design, production, testing, packaging or formula of the Product as it shall, in its absolute discretion decide, provided it gives Distributor one hundred and twenty
(120) days prior written notice of any discontinuance or change.

          (B) To insure the success of this Agreement to the mutual benefit of TOFSC and Distributor, during the Term, as hereinafter defined, TOFSC will not sell any of the Products or any competing products/brands in the same categories (i) to any other person, firm or company in the Territory, or (ii) to any person, firm or company outside the Territory who it knows or has reason to believe intends to resell the Products for use in the Territory. TOFSC agrees to refer all parties to Distributor who makes inquiries relating to the purchase of the Products in the Territory.


          (C) Distributor agrees to sell the products to all classes of trade in the Territory and to (i) promote the sales of the Products through the Territory to potential purchasers thereof; and (ii) study and keep under review market conditions to ascertain the most likely areas where or classes of customers to whom sales may be made. Distributor agrees to advise TOFSC of any sale inquiries it may receive for the purchase of the Products outside the Territory and to report such information to TOFSC

          (D) Except for advertising expenses and approved coop advertising which shall be the sole obligation of TOFSC pursuant to
Section II hereof, Distributor shall provide all customer marketing and selling services for the Products throughout the Territory, including, but not limited to, all selling, warehousing, order processing, handling, shipping, collection, customer service and freight out services. Distributor shall implement such marketing programs based on pricing, promotion and payment terms approved by TOFSC in consultation with Distributor but the sole discretion regarding pricing and promotion shall remain with TOFSC. TOFSC shall have the opportunity by prior notice to participate in any sales meetings or other marketing discussions of Distributor as they relate to Products. Notwithstanding the foregoing, TOFSC and Distributor agree that expenses related to advertising the Products in nationally distributed magazines and periodicals in the Territory shall be shared equally by the parties in advance of production and placement.

          (E) TOFSC shall, provide product liability insurance coverage for their product(s). A current copy shall be delivered to the Distributor annually thirty (30) days prior to each renewal date. Each such policy shall provide that it may not be amended, canceled, or otherwise modified without thirty (30) days prior notice to the Distributor.

          (F) Distributor shall have no authority to bind or commit TOFSC to any agreements of any kind (except as expressly agreed herein) nor shall Distributor have any authorization to incur any debt, obligation, or liability or enter into any contract or commitment on TOFSC's behalf. Distributor shall be considered an independent contractor.

Section 4.     Pricing, Payment, Title and Risk of Loss.

          (A) Pricing. The Products to be sold by Distributor in accordance with this Agreement shall be sold by Distributor at the prices listed in Schedule 1 in United States funds as agreed upon by TOFSC and Distributor. TOFSC shall have the right at any time from time to time to adjust the sales prices for Products by giving Distributor written notice to that effect not less than ninety (90) days prior to the date upon which the adjusted price or pries are to become effective.

          (B)(i) Payment Terms and Title. All payments shall be made in United States Dollars. The terms of payment by Distributor to TOFSC are less 2% of invoice within ten days or net 30 days (-2%, 10 days, net 30 days.)

               (ii) Title to the Products and risk of loss thereof shall pass to Distributor upon delivery thereof to Distributor F.O.B.
Distributor's principle office, as aforesaid. Upon termination of this Agreement, Distributor shall have the right to return any unsold Products to TOFSC.

          (C) Third Party Obligations. Distributor acknowledges and agrees that it may use ASSOCATED NATIONAL BROKERAGE
INC. or other third party to provide certain administrative services in the territory. Distributor agrees that it shall be solely responsible for all payments, charges and costs that are incurred under such service agreements and shall indemnify and hold TOFSC and its Representatives
(as hereinafter defined) harmless from any and all costs or liabilities on account of such service agreements. Distributor agrees that it shall not amend any such service agreement as it relates to the Products without the prior written consent of TOFSC.

          (D)  Defective Products.  TOFSC warrants that each
Product delivered thereunder shall be free from defects in material and workmanship and fit and sufficient for the purpose intended and shall comply with all applicable governmental laws and regulations. TOFSC will promptly cause to be replaced at TOFSC's expense Products which prove to be defective whether by reason of defects in material, workmanship, design, specifications, fitness for purpose or compliance with applicable laws and regulations. TOFSC will pay all transportation charges for shipment of replaced Products to Distributor. All replaced Products shall be shipped to Distributor F.O.B. Distributor's principle office. Notwithstanding the foregoing, Distributor acknowledges and agrees that it has examined the label for the Products utilized by TOFSC in the U.S. and that such label satisfies the labeling requirements for the Territory.

     Section 5. Force Majeure. If, because of force majeure, Distributor or TOFSC shall be unable to deliver or market the Products then the obligations of Distributor or TOFSC, as the case may be, under this agreement shall be suspended to the extent made necessary by such force majeure. If Distributor or TOFSC is affected by force majeure it shall give notice to the other as promptly as practicable of the nature and probably duration of force majeure. The term "force majeure" shall mean, acts of God or governmental authority, fires, explosions, floods, or other causes beyond the reasonable control of Distributor or TOFSC.

     Section 6. Indemnification's. TOFSC hereby indemnifies Distributor and its officers, directors, distributors and shareholders ("Representatives") against and agrees to hold them harmless from any and all damages, loss, liability, expense (including, without limitation, reasonable out-of-pocket expense of investigation involving Distributor) and cost incurred or suffered by them on account of any actual or alleged injury to person, including trademark infringement claims and product liability claims, arising out of the manufacture and sale of the Product, unless such damage due to an unauthorized representation or the negligence of Distributor, in which case there shall be no obligation of TOFSC to indemnify hereunder. Distributor hereby indemnifies TOFSC and its officers, directors, distributors and shareholders ("Representatives") against and agrees to hold them harmless from any and all damage, loss, liability, expense (including, without limitation, reasonable out-of-pocket expense of investigation and attorneys' fees and expense in connection with any action, suit or proceeding brought by, against or involving TOFSC and cost incurred or suffered by them on account of any actual or alleged damage to person arising out of the negligence or intentional misconduct of Distributor in selling or marketing of t he Product unless such damage is also due to the negligence of TOFSC in which case there shall be no obligation of Distributor to indemnify hereunder. The provisions of this Section 6 shall survive termination of this Agreement.

                         Section 7.     Confidentiality.
          (A) Confidential Information. Distributor agrees to treat as confidential all data and information concerning the Product, including the formulas, manufacturing procedures and other confidential information ("Confidential Information") of TOFSC. Distributor further agrees not to reveal, divulge or make known to any person, nor use such Confidential Information, either in its own behalf or on behalf of any third party, for any purpose whatsoever, during or after any relationship with TOFSC. Distributor will take the steps necessary to protect information, data or other tangible or intangible property of its own that it regards as proprietary or confidential, to insure that such Confidential Information is not disclosed. Such confidentiality obligation shall not apply with respect to any Confidential Information (i) which is or hereafter becomes publicly available otherwise than by breach of Distributor's obligations hereunder or (ii) which is or comes into possession of Distributor from a third person under no obligation of confidentiality to TOFSC or (iii) which Distributor is required by law to disclose. Distributor agrees that, without TOFSC's written prior consent, it shall not release to the press, other communication or media, subcontrators, or consultants, or any other persons, information, new items, general publicity or advertising pertaining to this Agreement or the Products hereunder. Any breach by Distributor of such confidentiality provision shall be deemed a material breach of a material term of this Agreement pursuant to Section 11(A)(i). The provisions of this Section 8 shall survive the termination of this Agreement.

     Section 8. Term. The term of this agreement ("Term") shall commence on September 27, 1999 ("Effective Date") and, unless terminated earlier as provided in Section 12 hereof, shall be for an initial period of two (2) years, and automatically renewable for additional successive five (5) year periods, provided that either party can terminate at any time by one hundred and ninety (90) days prior written notice.

     Section 9. Commissions. In consideration for Distributor's services hereunder, Distributor shall receive a commission
("Commission") during the Term of this Agreement equal to Five (5%) percent of the aggregate Net Sales for all TOFSC manufactured
PRIVATE LABEL products sold by the Distributor.  The term "Net
Sales" as used in this Agreement shall mean the gross sales volume in Canadian dollars achieved by Distributor for all products for which it acts as a Distributor hereunder, less discounts, returns and allowances.

     Section 10.    Marketing.  Subject to Section 3(D) hereof,
TOFSC shall be responsible for all trade shows, marketing and advertising expenses for the Products, including coupon redemption or Co-op allowances and listing fees.

                         Section 11.    Termination

          (A) Termination Events. Either party shall have the right at any time during the continuance of the following events affecting the other party, to terminate this Agreement by giving one hundred and eighty (180) days written notice to the other as provided herein, and upon the termination of such one hundred eighty (180) day period this Agreement shall terminate if such event has not been cured and still continues:

          (i)  (a)   a receiver, trustees or liquidator of either party
is appointed for any of its properties or assets; (b) a party admits in writing its inability to pay its debts as they mature; (c) a party makes a general assignment for the benefit of creditors; (d) a party is adjudicated as bankrupt or insolvent; (e) a petition for the reorganization of a party or plan of arrangement with its creditors, or its dissolution or liquidation is filed under any law or statute and such petition is not stayed, vacated or dismissed within ninety (90) days; or (f) a party ceases doing business and commences dissolution or liquidation;

          (ii) the other party is unable to perform its duties hereunder for a period of six (6) months in any one period of twelve (12) calendar months; or

          (iii) as to Distributor only, if Distributor becomes subject to the control of any firm or company which markets products in the product categories of the Products.

     Notwithstanding the foregoing, TOFSC shall have the right at any time to terminate this Agreement by giving one hundred and eighty (180) days written notice to Distributor in the event Distributor is not discharging its responsibilities hereunder or if Distributor is incapable of so doing, in such case as determined by TOFSC in its sole discretion, and upon termination of such one hundred and eighty (180) days period this Agreement shall terminate if such event has not been cured and still continues.

          (B)  Surviving Rights.  Any termination of this
Agreement except as otherwise herein provided shall (i) be without prejudice to the ten existing rights and liabilities hereunder of either party including indemnification rights; (ii) require Distributor to deliver to TOFSC all books, papers, plan, drawings, literature, documents, samples and other property of TOFSC of any kind whatsoever which have come into its possession in the course of its duties hereunder, and (iii) not release Distributor from its undertakings hereunder regarding confidentiality of information. Distributor on or before the effective date of termination shall remove any reference either to its appointment hereunder as Distributor which may exist on its premises, vehicles or stationary and to arrange for the cancellation of any such references on advertisements or directories at the next reprinting.

     Section 12. Assignment. Distributor shall not have the right to assign this Agreement without prior written consent of TOFSC.

     Section 13. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto and the terms of this Agreement cannot be waived or modified, except by an express agreement in writing signed by both parties. Any waiver by TOFSC or Distributor of a breach of this Agreement shall not be considered a waiver of any subsequent breach of the same or any other term or condition of this Agreement.

     Section 14.    Governing Law.  This Agreement shall be
governed by and interpreted under the laws of Ontario Canada without giving effect to the principles of conflict of laws thereof. Each of the parties hereto hereby irrevocably consents to the service or process in any action or proceeding by the mailing thereof by registered or certified mail postage prepaid at its address set forth herein.

     Section 15. Notices. All notices, requests, demands or other communications under this Agreement or in connection therewith shall be in writing and, unless otherwise specifically provided herein, shall be deemed to have been given when delivered personally or when sent by certified or registered mail, return receipt requested, or by overnight mail or fax to the respective parties at the address of each party herein set forth or to such other address as either party shall designate by notice given to the other as provided in this paragraph.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

               NAFPRO CANADA INC.                 OLD FASHIONED
                                   SYRUP COMPANY


By:        /s/   Francis A. Newton            By:  /s/ Alan Posner
   Title: V.P. Sales                             Alan Posner CEO

SCHEDULE 1
September
21,
                                             1999

     Sweet 'N Low  Sugar Free Chocolate Flavored Syrup

     Costs in USA funds, F.O.B. Atlanta, Georgia

     12 x 500g per case "Canadian" label

                              Cost      $20.00
                              Less      - 2.00
               Distributor Allowance    $18.00
                           Less 10%      -1.82
               Truckload Allowance
                              Total     $16.38

          Terms: 2% 10 days, net 30 days

     Sweet 'N Low  Sugar Free Chocolate Flavored Syrup

     4 x 1 US gallon per case

     Cost in USA funds, F.O.B. Atlanta, Georgia

                              Cost      $32.00
               Less       - 2.00   Distributor Allowance
                    $30.00
                             Less 10%    -3.00      Truckload Allowance
               Total   $27.00

          Terms: 2% 10 days, net 30 days

CHEDULE 2

TERRITORY FOR "PRODUCTS"

The territory is described as all of Canada including the Northwest
Territories.

TERRITORY FOR "PRIVATE LABEL" SALES

The territory is described as all of Canada including the Northwest
Territories.